Exhibit 99.1
ADMINISTAFF ANNOUNCES SECOND QUARTER RESULTS
•	Worksite employee count in line with expectations

•	Gross profit lower than expected due to increased COBRA participation

•	Operating expenses decline 7.5% on effective cost containment

•	Working capital increases $21 million to $126 million
HOUSTON – Aug. 3, 2009 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported results for the second quarter and six months ended June 30, 2009. For the second quarter 2009, the company reported net income of $5.4 million, or $0.22 earnings per diluted share. For the six months ended June 30, 2009, the company reported net income of $13.6 million and earnings per diluted share of $0.54.
“We are pleased with our continuing profitability and ongoing support of our small business client base as we help them contend with unprecedented economic pressures,” said Paul J. Sarvadi, chairman of the board and chief executive officer. “Our strong financial condition allows us to continue our long-term plan, which is focused on unit growth, expanding our service offerings, and increasing profitability as an economic recovery emerges.”
Second Quarter Results
Revenues for the second quarter of 2009 decreased 3.8% compared to the 2008 period to $404.3 million, due to an expected 6.5% decrease in the average number of worksite employees paid per month, partially offset by a 2.9% increase in revenues per worksite employee per month.
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Administaff, Inc.

Gross profit for the second quarter 2009 decreased 14.4% to $72.0 million compared to the 2008 period. This decline was primarily the result of higher benefits costs in the 2009 period. These costs were higher than expected due to increased COBRA participation resulting from layoffs related to the severity of the recession and recent federal legislation. Additionally, the 2008 period included particularly low workers’ compensation costs and an unemployment tax credit. The average gross profit per worksite employee per month decreased 8.3% to $221 in the second quarter 2009 from $241 in the second quarter 2008.
Operating expenses for the quarter decreased 7.5% to $63.4 million, and on a per worksite employee per month basis decreased from $197 to $195. The resulting operating income for the second quarter of 2009 was $8.6 million, compared to $15.6 million in the same period last year.
“We continue to manage effectively through a tough economic environment, as demonstrated by relatively stable pricing and operating expense management,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer. “Higher benefits costs resulting from increased COBRA participation, and associated higher claims trends for these participants, led to earnings at the low end of our expected range.”
Year-to-Date Results
Year-to-date revenues were $866.3 million, a 1.2% decrease compared to the 2008 period, due to a 4.1% decrease in the average number of worksite employees paid per month, partially offset by a 3.1% increase in revenues per worksite employee per month. Gross profit for the six months ended June 30, 2009 decreased 8.9% to $155.5 million. The average gross profit per worksite employee per month decreased 5.2% compared to the 2008 period to $235.
Year-to-date operating expenses decreased 2.2% to $134.0 million. On a per worksite employee per month basis, operating expenses increased 2.0% compared to the 2008 period. As a result, operating income for the six months ended June 30, 2009, was $21.5 million compared to $33.6 million in the 2008 period.
Working capital increased by $27.2 million during the first half of the year to $125.6 million at June 30, 2009. During this period, EBITDA totaled $30.9 million and the company returned $8.6 million to shareholders, including share repurchases of $2.0 million and dividends of $6.6 million. Additionally, the company received a scheduled return of $14.2 million in excess funding from its workers’ compensation program during the second quarter of 2009.
Administaff will be hosting a conference call today at 10 a.m. EST to discuss these results, give guidance for the third quarter and full year 2009 and answer questions from investment analysts. To listen in, call 800-688-0796 and use passcode 86476848. The call will also be webcast at http://www.administaff.com. To access the webcast, click on the Investor Relations section of the Web site and select “Live Webcast.” The conference call script and company guidance will be available at the same Web site later today. A replay of the conference call will be available at 888-286-8010, passcode 85103690, for two weeks after the call. The webcast will be archived for one year.
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Administaff, Inc.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity. The company operates 50 sales offices in 23 major markets. For additional information, visit Administaff’s Web site at http://www.administaff.com.
The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions. Forward-looking statements involve a number of risks and uncertainties. In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results. We base the forward-looking statements on our current expectations, estimates and projections. These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of our operations; (v) the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; and (ix) an adverse final judgment or settlement of claims against Administaff. These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission. Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.
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Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Cash and cash equivalents	$181,590	$252,190
Restricted cash	35,276	36,466
Marketable securities	—	225
Accounts receivable	169,390	125,093
Prepaid expenses and other current assets	27,644	35,646
Income taxes receivable	768	—

Total current assets	414,668	449,620

Property and equipment, net	85,505	89,339
Deposits	61,686	68,020
Other assets	9,860	9,861

Total assets	$571,719	$616,840

Liabilities and Stockholders’ Equity
Accounts payable	$872	$3,007
Payroll taxes and other payroll deductions payable	74,469	123,666
Accrued worksite employee payroll expense	145,009	129,954
Accrued health insurance costs	6,127	14,715
Accrued workers’ compensation costs	37,061	38,028
Other accrued liabilities	23,776	35,187
Capital lease obligations	205	537
Income tax payable	—	4,157
Deferred income taxes	1,506	1,956

Total current liabilities	289,025	351,207

Accrued workers’ compensation costs	51,348	46,589
Deferred income taxes	11,310	10,565

Total noncurrent liabilities	62,658	57,154

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	138,751	139,415
Treasury stock, cost	(142,662)	(147,952)
Retained earnings	223,638	216,707

Total stockholders’ equity	220,036	208,479

Total liabilities and stockholders’ equity	$571,719	$616,840

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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change

Operating results:
Revenues (gross billings of $2.343 billion, $2.456 billion, $4.901 billion and $5.010 billion, less worksite employee payroll cost of $1.939 billion, $2.036 billion, $4.035 billion and $4.133 billion, respectively)	$404,312	$420,469	(3.8)%	$866,291	$876,535	(1.2)%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	332,345	336,408	(1.2)%	710,763	705,867	0.7%

Gross profit	71,967	84,061	(14.4)%	155,528	170,668	(8.9)%
Operating expenses:
Salaries, wages and payroll taxes	35,644	37,427	(4.8)%	74,296	74,406	(0.1)%
Stock-based compensation	2,911	2,908	0.1%	5,697	5,293	7.6%
General and administrative expenses	14,228	16,923	(15.9)%	32,000	35,662	(10.3)%
Commissions	2,896	3,274	(11.5)%	6,169	6,368	(3.1)%
Advertising	3,439	4,158	(17.3)%	7,425	7,936	(6.4)%
Depreciation and amortization	4,244	3,799	11.7%	8,439	7,445	13.4%

Total operating expenses	63,362	68,489	(7.5)%	134,026	137,110	(2.2)%

Operating income	8,605	15,572	(44.7)%	21,502	33,558	(35.9)%
Other income (expense):
Interest income	345	1,876	(81.6)%	917	4,383	(79.1)%
Other, net	13	(7)	285.7%	20	(40)	(150.0)%

Income before income tax expense	8,963	17,441	(48.6)%	22,439	37,901	(40.8)%
Income tax expense	3,578	6,454	(44.6)%	8,888	13,758	(35.4)%

Net income	$5,385	$10,987	(51.0)%	$13,551	$24,143	(43.9)%

Diluted net income per share of common stock	$0.22	$0.43	(48.8)%	$0.54	$0.94	(42.6)%

Diluted weighted average common shares outstanding	25,039	25,785		24,942	25,770
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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change

Statistical data:
Average number of worksite employees paid per month	108,551	116,149	(6.5)%	110,147	114,845	(4.1)%
Revenues per worksite employee per month (1)	$1,242	$1,207	2.9%	$1,311	$1,272	3.1%
Gross profit per worksite employee per month	221	241	(8.3)%	235	248	(5.2)%
Operating expenses per worksite employee per month	195	197	(1.0)%	203	199	2.0%
Operating income per worksite employee per month	26	45	(42.2)%	33	49	(32.7)%
Net income per worksite employee per month	17	32	(46.9)%	21	35	(40.0)%

(1)	Gross billings of $7,196, $7,049, $7,416 and $7,270 per worksite employee per month, less payroll cost of $5,954, $5,842, $6,105 and $5,998 per worksite employee per month, respectively.
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Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change

Payroll cost (GAAP)	$1,939,150	$2,035,626	(4.7)%	$4,034,904	$4,133,215	(2.4)%
Less: Bonus payroll cost	101,753	111,393	(8.7)%	317,625	345,918	(8.2)%

Non-bonus payroll cost	$1,837,397	$1,924,233	(4.5)%	$3,717,279	$3,787,297	(1.8)%

Payroll cost per worksite employee (GAAP)	$5,954	$5,842	1.9%	$6,105	$5,998	1.8%
Less: Bonus payroll cost per worksite employee	312	320	(2.5)%	481	502	(4.2)%

Non-bonus payroll cost per worksite employee	$5,642	$5,522	2.2%	$5,624	$5,496	2.3%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees. Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program. As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended			Six months ended
	June 30,			June 30,
	2009	2008	Change	2009	2008	Change

Net income (GAAP)	$5,385	$10,987	(51.0)%	$13,551	$24,143	(43.9)%
Interest expense	6	18	(66.7)%	15	39	(61.5)%
Income tax expense	3,578	6,454	(44.6)%	8,888	13,758	(35.4)%
Depreciation and amortization	4,244	3,799	11.7%	8,439	7,445	13.4%

EBITDA	$13,213	$21,258	(37.8)%	$30,893	$45,385	(31.9)%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense. Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.
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Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.
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